M
IDLAND
L
OAN
S
ERVICES
March 8, 2005
Via UPS
(312) 904-7323
Ms. Barbara L. Marik
First Vice President
LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, IL
USA 60603-0000

GMAC Commercial Mortgage Securities Inc., Commercial Mortgage Pass-
Through Certificates, Series 2004-2
Pooling and Servicing Agreement
OFFICER'S CERTIFICATE

Pursuant to the requirements of that certain Pooling and Servicing Agreement governing the referenced Trust (the "PSA"), it is hereby certified that (i) the undersigned has completed a review of the servicer's performance of its obligations under the PSA for the preceding calendar year; (ii) to the best of the undersigned's knowledge on the basis of that review the servicer has fulfilled all of its obligations under the PSA throughout such period in all material respects; (iii) to the best of the undersigned's knowledge, the subservicer, of the servicer under the PSA, if any, has fulfilled its obligations under its sub-servicing agreement in all material respects; and, (iv) no notice has been received from any governmental agency or body which would indicate a challenge or question as to the status of the Trust's qualification as a REMIC under the U.S. Code.

/s/ Steven W. Smith 3/8/05
Steven W. Smith
Date
Executive Vice President

A member of The PNC Financial Services Group
10851 Mastin Suite 300 Overland Park Kansas 66210
www.midlandls.com

cc:
Attn: Managing Director, Commercial Servicing Operations
GMAC Commercial Mortgage Corporation
200 Witmer Road
Horsham, PA 19044-8015

Attn: Managing Director Servicing
GMAC Commercial Mortgage Corporation
200 Witmer Road
Horsham, PA 19044-8015

Attn: Commercial Mortgage Surveillance
Moody's Investor Services, Inc.
99 Church Street, 4th Floor
New York, NY 10007-0000

Attn: CMBS Surveillance
Standard & Poor's Ratings Services
55 Water Street, 41st Floor
New York, NY 10041-0000
GMAC Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2004-2